MetLife Investors Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101



401 PLAN ENDORSEMENT

This Endorsement forms a part of the Certificate to which it is attached. The effective date of this Endorsement is the issue date of the Certificate. The following provisions apply to a Certificate which is issued under a plan qualified under the Internal Revenue Code of 1986, as amended, ("Code") Section 401 (the "Plan"). In the case of a conflict with any provision in the Certificate and any other Endorsements or Riders, the provisions of this Endorsement will control. The Certificate is amended as follows:

1. The Annuitant of this Certificate will be the applicable Participant under the Plan and the Owner of this Certificate will be as designated in the Plan.

2. This Certificate and the benefits under it, cannot be sold, assigned, transferred, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, or otherwise transferred to any person other than the Company.

3. This Certificate shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing Plan under which the Certificate is issued. Any payment, distribution or transfer under this Certificate shall comply with the provisions, terms and conditions of such Plan as determined by the Plan administrator, trustee or other designated Plan fiduciary. We shall be under no obligation under or by reason of issuance of this Certificate either (a) to determine whether any such payment, distribution or transfer complies with the provisions, terms and conditions of such Plan or with applicable law, or (b) to administer such Plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

4. Notwithstanding any provision to the contrary in this Certificate or the qualified pension or profit-sharing Plan of which this Certificate is a part, we reserve the right to amend or modify this Certificate or Endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by us to be necessary to establish or maintain the qualified status of such pension or profit-sharing Plan.

MetLife Investors Insurance Company has caused this Endorsement to be signed by its President and Secretary.

Form 7025 (11/00)